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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Compass Plastics & Technologies, Inc.
(formerly AB Plastics Holding Corporation)

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Compass Plastics & Technologies, Inc. (formerly AB Plastics Holding Corporation) of our report dated December 31, 1996 (except for Note 12, as to which the date is July 18, 1997) with respect to the consolidated financial statements as of October 27, 1996 and for the forty-eight weeks ended September 27, 1996 ("Predecessor") and for the four weeks ended October 27, 1996 ("Company"), appearing in Registration Statement No. 333-28741 on Form S-1 of Compass Plastics & Technologies, Inc.


/s/ Marcum & Kliegman LLP
-------------------------
Marcum & Kliegman LLP

Woodbury, New York
September 3, 1997